UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 21, 2015

Corning Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Riverfront Plaza, Corning, New York		14831
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	607-974-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2015, Corning Incorporated (Corning) announced that James B. Flaws, vice chairman and chief financial officer, will relinquish the chief financial officer title effective August 31, 2015 as part of his plan to retire later this year. Mr. Flaws will retire as vice chairman and from the Board of Directors and the Board’s Finance and Executive Committees on November 30, 2015, following 42 years of distinguished service. On July 15, 2015, Corning's Board of Directors appointed R. Tony Tripeny as senior vice president and chief financial officer, effective September 1, 2015.

Mr. Tripeny, 56, joined the company in 1985 as a corporate accounting manager for Corning Cable Systems (CCS, now Corning Optical Communications). He held various roles in operations during his early career, including plant controller and division controller for the CCS equipment division. In 1996, he was appointed CCS corporate controller and CCS chief financial officer in 2000. During his time at CCS, Mr. Tripeny was the finance leader for the purchase of Siemens’ world-wide cable and hardware businesses, and led the Transition Council charged with overseeing the successful integration of these two businesses into Corning.

In 2003, Mr. Tripeny became the group controller for Corning’s Telecommunications Group. In 2004, he was named division vice president and operations controller. He was elected vice president and corporate controller in 2005 and senior vice president and principal accounting officer in 2009. For the last six years, Mr. Tripeny has had responsibility for the accounting, analytical services, business control, and tax functions. He has served as a member of Corning’s management committee since 2014, and was previously a member of the executive leadership team since 2011.

Mr. Tripeny received a bachelor’s degree in economics from the University of Pennsylvania’s Wharton School of Business. He is a member of the Financial Executives Institute and the Institute of Management Accounting. Mr. Tripeny is a member of the board of directors of Hardinge Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corning Incorporated

July 21, 2015	By:	/s/ Linda E. Jolly

Name: Linda E. Jolly
Title: Vice President and Corporate Secretary